Exhibit 99.1

Dycom Industries, Inc.

11770 U.S. Highway 1, Suite 101 / Palm Beach Gardens, Florida 33408 / (561) 627-7171

N E W S            R E L E A S E

FOR IMMEDIATE RELEASE	Contact:	Steven E. Nielsen, President and CEO

Palm Beach Gardens, Florida		(561) 627-7171	March 27, 2008

DYCOM INDUSTRIES, INC. NAMES H. ANDREW DEFERRARI AS
NEW CHIEF FINANCIAL OFFICER

Palm Beach Gardens, Florida, March 27, 2008 — Dycom Industries, Inc. (NYSE: “DY”) announced today that H. Andrew DeFerrari will become Chief Financial Officer of the Company effective April 4, 2008. Mr. DeFerrari will replace Richard L. Dunn who is leaving the Company to pursue other interests. Mr. Dunn will continue to provide service to the Company on a consulting basis. Mr. DeFerrari, 39, has been Vice President and Chief Accounting Officer of the Company since November 2005 and was the Company’s Controller from July 2004 through November 2005. Prior to joining Dycom, Mr. DeFerrari was a senior audit manager with Ernst & Young LLP from May 2002 through July 2004.

“Since joining us in 2000, Dick has contributed to the development of the Company in many ways and was instrumental in strengthening our financial organization. We extend our gratitude to Dick for his service to the Company and wish him all the best in his future endeavors,” said Steven Nielsen, Company Chairman and Chief Executive Officer.”

Dycom is a leading provider of specialty contracting services throughout the United States. These services include engineering, construction, maintenance and installation services to telecommunications providers, underground facility locating services to various utilities including telecommunications providers, and other construction and maintenance services to electric utilities and others.